Exhibit 99.3

IHS HOLDING LIMITED

Notice of Restricted Stock Unit Grant

Grantee:	[]

Company:	IHS Holding Limited

Notice:	The Grantee has been granted the following Restricted Stock Units (“RSUs”) in accordance with the terms of this notice (the “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Attachment A (the “RSU Award Agreement”, and together with the Grant Notice, this “Agreement”) and the Plan identified below. This RSU Award is granted separate and apart from, and outside of, the IHS Holding Limited 2021 Omnibus Incentive Plan (the “Plan”) and will not constitute an award granted under or pursuant to the Plan. However, except as otherwise expressly stated herein, the RSUs granted herein shall be governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference, except where otherwise provided in this Agreement. In the event of any conflict between the terms and conditions of this Notice and RSU Award Agreement, on the one hand, and the Plan, on the other hand, this Notice and the RSU Award Agreement will govern.

Type of Award:	Restricted Stock Units (the “RSUs”)

Grant:	Grant Date: October 18, 2021 Number of RSUs: [●]

Restricted Period:	The Restricted Period applicable to the RSUs shall commence on the Grant Date and shall lapse on the dates set forth below (each, a “Vesting Date”) as to that portion of the total number of shares of Common Stock underlying the RSUs set forth below opposite each such date, provided the Grantee has been continuously engaged by or providing services to, as applicable, the Company or an Affiliate from the Grant Date through the applicable Vesting Date. Continuous engagement includes any leave of absence approved by the Company or any Affiliate.

Vesting Date	Number of Shares as to which RSUs Vest
Grant Date	[●]
18 October 2022	[●]
18 October 2023	[●]
18 October 2024	[●]

Acknowledgement:	By Grantee’s electronic acceptance and the electronic signature of the Company representative below, Grantee agrees that the RSUs are granted under and governed by the terms and conditions of this Notice of Grant and the RSU Award Agreement, and are governed by term and conditions identical to those of the Plan.

After reviewing the documents noted above, please accept this Agreement online where indicated on www.equateplus.com and retain a copy for your files. Please note that your electronic acceptance of this Agreement is required. The award of RSUs will be cancelled if not accepted within 30 days of the Grant Date noted above.

IHS Holding LIMITED	GRANTEE

By:
(Electronically signed)	(Electronically signed)
Name:	Name:
Title:	Title:

Date:	Date:

Attachment A

IHS HOLDING LIMITED

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “RSU Award Agreement”), dated as of the Grant Date set forth in the Notice of Restricted Stock Unit Grant to which this RSU Award Agreement is attached (the “Grant Notice”), is made between IHS Holding Limited and the Grantee set forth in the Grant Notice. The Grant Notice is included in and made part of this RSU Award Agreement (collectively, this “Agreement”).

1.             Definitions. Capitalized terms used but not defined herein have the meaning set forth in the IHS Holding Limited 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

2.             Grant of RSUs. Subject to the provisions of this Agreement, the Company hereby grants to the Grantee, the number of RSUs set forth in the Grant Notice.

3.             Restricted Period / Termination. The Restricted Period with respect to the RSUs shall commence and lapse as set forth in the Grant Notice. Subject to the remaining provisions of this Section 3, Any RSUs that have not been settled in accordance with Section 4 hereof prior to the date on which the status of engagement or service of the Grantee with the Company or its Affiliates (any such termination, “Termination of Engagement”) shall terminate shall be immediately and automatically forfeited upon such date, except as follows:

(a)	Termination due to Death or Disability. Upon a Termination of Engagement by reason of the Grantee’s engagement or service, as applicable, due to death or Disability the Restricted Period shall immediately lapse with respect to all outstanding and unvested RSUs. Such RSUs will be settled within sixty (60) days following such termination due to death or Disability and such Fair Market Value shall be determined as of the date of such termination, less applicable taxes.

(b)	Retirement Eligible. Upon a Termination of Engagement, due to the Grantee’s Retirement, the outstanding and unvested RSUs shall remain subject to vesting and other terms of this Agreement (other than the continuous engagement or service requirement), provided, however, continued vesting shall be subject to the Grantee’s compliance with all noncompetition, confidentiality, or other restrictive covenants that may apply to the Grantee following the Grantee’s Retirement. Such RSUs will be settled in accordance with Section 4 of this Agreement. Notwithstanding the foregoing, the provisions of this Section 3(b) shall not apply with respect to any Grantee who is a U.S. taxpayer. For purposes of this RSU Award Agreement, “Retirement” means retirement from active engagement or service with the Company, any subsidiary or Affiliate as determined by the Board in its sole discretion.

(c)	Other Terminations. Except as provided in Section 5 hereof, upon a Termination of Engagement, due to any reason other than death or Disability (in accordance with Section 3(a) hereof) or Retirement (in accordance with Section 3(b) hereof), all RSUs for which the Restricted Period had not lapsed prior to the date of such termination shall be immediately forfeited.

4.             Settlement of RSUs. As soon as reasonably practicable following each Vesting Date, but in no event later than sixty (60) days following such Vesting Date, the Company shall cause to be delivered to the Grantee, in full settlement and satisfaction of the RSUs as to which such portion of the Restricted Period has so lapsed: (a) the full number of shares of Common Stock underlying such RSUs, (b) a cash payment in an amount equal to the Fair Market Value of such shares of Common Stock on the date of such lapse or (c) a combination of such shares of Common Stock and cash payment, as the Committee, in its sole discretion, shall determine, subject to satisfaction of applicable tax withholding obligations with respect thereto in accordance with Section 6 of this Agreement. Notwithstanding the foregoing provisions to the contrary, if at the time of the Grantee’s separation from service within the meaning of Section 409A of the Code, any payment hereunder that constitutes a “deferral of compensation” under Section 409A of the Code and that would otherwise become due on account of such separation from service shall be delayed, and the payment shall be made in full upon the earlier to occur of (a) a date during the 31-day period commencing the six months and one day following such separation from service and (b) the date of the Grantee’s death.

5.             Change in Control. Notwithstanding Section 4 hereof, in the event a Change in Control occurs prior to a Vesting Date, and provided that the RSUs have not been forfeited pursuant to Section 3 prior to the date of such Change in Control, then:

(b)	RSUs are not Assumed or Replaced. If upon the occurrence of a Change in Control, the Grantee’s RSUs are not converted, assumed, or replaced by a successor with an economically equivalent award, the Restricted Period shall immediately lapse with respect to all outstanding and unvested RSUs, provided the Grantee is engaged by or providing services to, as applicable, the Company or an Affiliate upon the closing of such Change in Control. The RSUs shall be settled within sixty (60) days following the consummation of the Change in Control.

(b)	RSUs are Assumed or Replaced. If upon the occurrence of a Change in Control, the Grantee’s RSUs are converted, assumed, or replaced by a successor with an economically equivalent award in accordance with Section 18(b) of the Plan, then the outstanding and unvested RSUs shall continue to be in effect under the same terms and conditions as set forth in this Agreement, provided, however, any outstanding and unvested RSUs shall immediately vest the Grantee’s Termination of Engagement by the Company without Cause within eighteen (18) months following the Change in Control. The assumed RSUs will be settled in accordance with Section 4 of this Agreement, provided, however, in the event of a termination without Cause within eighteen (18) months following the Change in Control, the RSUs will be settled within sixty (60) days following such Termination of Engagement.

6.             Taxes. Upon settlement of the RSUs, or as of any other date on which the value of any RSUs otherwise becomes includible in the Grantee’s gross income for tax purposes, any taxes of any kind required by law to be withheld with respect to such RSUs shall be satisfied by the Company withholding shares of Common Stock otherwise deliverable or payable to the Grantee pursuant to this Agreement (provided, however, that the amount of any shares of Common Stock so withheld shall not exceed the amount necessary to satisfy required federal, state, local and non-United States withholding obligations using the maximum statutory withholding rates for federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income), pursuant to any procedures, and subject to any limitations as the Committee may prescribe and subject to applicable law, based on the Fair Market Value of the shares of Common Stock on the payment date. The Company or an Affiliate may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Section 21 of the Plan. Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding obligations, the Grantee acknowledges that the ultimate liability for all such taxes is and remains the Grantee’s responsibility (or that of the Grantee’s beneficiary).

7.             Dividend Equivalents. With respect to the number of RSUs set forth in the Grant Notice, the Grantee shall be credited with cash Dividend Equivalents with respect to each such RSU equal to the amount per share of Common Stock of any ordinary cash dividends declared by the Board with record dates during the period beginning on the first day of the Restricted Period and ending on the earliest to occur of the settlement of the RSUs in accordance with Section 4 or Section 5, applicable. Any Dividend Equivalents shall be forfeited as and when the related RSUs are forfeited in accordance with Section 3 of this Agreement.

8.             No Rights as a Shareholder Prior to Issuance of Shares. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the RSUs, nor have any rights to dividends, Dividend Equivalents or other rights as a shareholder with respect to any such shares of Common Stock, until and after such shares of Common Stock, if any, have been actually issued to the Grantee and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

9.             Transferability. The RSUs shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that the Grantee may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation, and, in the event of the Grantee’s death, any payment due under Section 4 of this Agreement shall be made to the most recently designated such beneficiary, and if no designated beneficiary survives the Grantee, any such payment shall be made to the executor or administrator of the Grantee’s estate.

10.          No Right to Continued Engagement or Service. Neither the RSUs nor any terms contained in this Agreement shall confer upon the Grantee any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Grantee any express or implied right to be retained in the engagement or service of the Company or any Affiliate for any period, or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to modify or terminate the Grantee’s engagement or service at any time for any reason. The Grantee acknowledges and agrees that any right to lapse of the Restricted Period is earned only by continuing as director, consultant or employee of the Company or an Affiliate at the will of the Company or such Affiliate and satisfaction of other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the RSUs hereunder.

11.          The Plan. This Agreement is subject to terms, provisions and conditions identical to those in the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. A paper copy of the Plan shall be provided to the Grantee upon the Grantee’s written request to the Company at the address set forth in Section 12 of this Agreement.

12.          Compliance with Securities Laws. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law. It is intended that the shares of Common Stock underlying the RSUs shall be registered under the Securities Act of 1933, as amended (the “1933 Act”). If the Grantee is an “affiliate” of the Company, as that term is defined in Rule 144 under the 1933 Act (“Rule 144”), the Grantee may not sell the shares of Common Stock except in compliance with Rule 144. Any certificates representing shares of Common Stock issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the shares of Common Stock as the Company deems appropriate to comply with federal and state securities laws (and if the shares of Common Stock are evidenced on a non-certificated basis, the shares of Common Stock shall be subject to similar stop transfer instructions). The Grantee acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Grantee wishes to sell the shares of Common Stock or other conditions under Rule 144 which are required of the Company. If so, the Grantee understands that the Grantee will be precluded from selling the securities under Rule 144 even if the one-year holding period (or any modification thereof under Rule 144) of Rule 144 has been satisfied. Prior to the Grantee’s acquisition of the shares of Common Stock, the Grantee acquired sufficient information about the Company to reach an informed knowledgeable decision to acquire such securities. The Grantee has such knowledge and experience in financial and business matters as to make the Grantee capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision. The Grantee is able to bear the economic risk of his or her investment in the shares of Common Stock. The Grantee agrees not to make, without the prior written consent of the Company, any public offering or sale of the shares of Common Stock although permitted to do so pursuant to Rule 144(k) promulgated under the 1933 Act, until all applicable conditions and requirements of Rule 144 (or registration of the shares of Common Stock issued pursuant to this Agreement under the 1933 Act) and this Agreement have been satisfied. The Grantee further agrees hereby that, as a condition to the issuance of shares upon settlement of the RSUs, the Grantee will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

13.          Notices. All notices required to be given under this Agreement shall be in writing and delivered in person or by registered or certified mail, postage prepaid, to the other party, in the case of the Company, at the address of its principal place of business (or such other address as the Company may from time to time specify); provided, however, any such notice to the Company may be delivered electronically to the Chief Human Resources Officer at totalreward@ihstowers.com or, in the case of the Grantee, at the Grantee’s address set forth in the Company’s records; provided, however, any such notice to the Grantee may be delivered electronically to the Grantee’s email address set forth in the Company’s records. Each party to this Agreement agrees to inform the other party immediately upon a change of address. All notices shall be deemed delivered when received.

14.          Adjustments/Changes in Capitalization. The shares of Common Stock underlying the RSUs are subject to the adjustment provisions set forth in Section 17 of the Plan.

15.          Other Plans. The Grantee acknowledges that any income derived from the RSUs shall not affect the Grantee’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

16.          Entire Agreement and Amendments. This Agreement and the Plan contain the entire agreement of the parties relating to the matters contained herein and supersede all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. This Agreement may be amended in accordance with Section 22 of the Plan. For the avoidance of doubt, it is hereby noted and agreed that all and any conditional rights held by the Grantee to acquire shares in the Company that are subsisting immediately prior to the date of this Agreement shall immediately lapse.

17.          Binding Effect. The terms and conditions hereunder shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of the Grantee, including, without limitation, the Grantee’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of the Grantee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

18.          Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

19.          Electronic Delivery and Signatures. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs, this Agreement or to participation in the Plan or to future grants that may be made under the Plan by electronic means or to request the Grantee's consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. If the Company establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including this Agreement or any Award Agreement like this Agreement), the Grantee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

20.          Governing Law. The execution, validity, interpretation, and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without giving effect to any conflicts-of-law principles, except to the extent pre-empted by federal law.

21.          Section 409A and Section 457A. This Agreement and delivery of shares of Common Stock under this Agreement are intended to be exempt from or to comply with Sections 409A and 457A of the Code and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may the Grantee designate, directly or indirectly, the calendar year of any payment to be made hereunder; and (b) notwithstanding any other provision of this Agreement to the contrary, a termination of engagement or service hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Code Section 409A with respect to any payment hereunder that constitute a “deferral of compensation” under Code Section 409A that becomes due on account of such separation from service. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any Affiliate be liable to the Grantee on account of this Agreement’s failure to (a) qualify for favorable U.S. or foreign tax treatment or (b) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Sections 409A and 457A of the Code.